Exhibit 16.1

Crowe Horwath LLP Member Horwath International	One Mid America Plaza, Suite 700 Post Office Box 3697 Oak Brook, Illinois 60522-3697 Tel 630.574.7878 Fax 630.574.1608 www.crowehorwath.com
March 9, 2010
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K/A of ViewPoint Financial Group dated March 9, 2010 and filed March 9, 2010, as contained in the second, third, and fourth paragraphs of Item 4.01, and are in agreement with those statements.
Crowe Horwath LLP
Oak Brook. Illinois
cc:	Mr. Anthony J. LeVecchio Audit Committee Chairman ViewPoint Financial Group